Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Six Months Ended June 30    Three Months Ended June 30
                                              2001          2000           2001          2000
                                           ----------    ----------    -----------    -----------
BASIC
Average shares outstanding                 59,999,194    60,969,469     60,015,025     60,837,740
Net (loss) income                            $(12,352)      $37,280       $(14,574)       $21,240
     Per share amount                          $(0.21)        $0.61         $(0.24)         $0.35
                                                =====         =====          =====          =====
DILUTED
Average shares outstanding                 59,999,194    60,969,469     60,015,025     60,837,740
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       201,633       201,645        261,696        266,108
                                           ----------    ----------     ----------     ----------
                                           60,200,827    61,171,114     60,276,721     61,103,848
Net income                                   $(12,352)      $37,280       $(14,574)       $21,240
     Per share amount                          $(0.21)        $0.61         $(0.24)         $0.35
                                                =====         =====          =====          =====